Exhibit 10.22

January 18, 2017

Jason Wesbecher Mattersight Corporation

200 W. Madison, Suite 3100

Chicago, IL 60606

Dear Jason:

Per our discussion, this letter sets forth the substance of the separation agreement (the “Agreement”) that Mattersight Corporation (the “Company”) is offering to you in connection with your resignation.

1.Separation. Your last day of work with the Company and your employment termination date will be February 1, 2017 (the “Separation Date”). Up to and including the Separation Date, you are expected to provide transitional assistance as reasonably requested by the Company.

2.Accrued Salary, Expenses, and Bonuses. On the Separation Date, the Company will pay you all accrued salary, subject to standard payroll deductions and withholdings. Additionally, as your 2015 bonus, you were granted 32,659 shares of restricted Company stock, which are scheduled to vest on February 28, 2017; in accordance with the terms of the applicable restricted stock award agreement, however, these shares shall be fully vested on the Separation Date.  Finally, the Compensation Committee of the Company’s Board of Directors will approve a 2016 bonus for you in the amount of $165,000, or 44,000 shares of Company common stock (based on the closing stock price of $3.75 on January 18, 2017) (the “2016 Bonus Shares”). The 2016 Bonus Shares, less the number shares necessary to be withheld by the Company for payment of applicable taxes (“tax shares”), shall be deposited into your E*TRADE account not later than the Separation Date. In the event that the closing stock price of the Company common stock on February 10, 2017 (i.e., the grant date for the 2016 bonus grants for the other members of executive management) is not $3.75, then the number of shares to which you are entitled as your 2016 Bonus Shares shall be recalculated based on the actual closing price on February 10th and, (i) if the number of shares based on such recalculation is greater than 44,000, then the difference between the recalculated amount and 44,000, less applicable tax shares, shall be deposited into your E*TRADE account as soon as administratively practical thereafter or (ii) if the number of shares based on such recalculation is less than 44,000, then you shall remit to the Company, as soon as administratively practical thereafter, a number of shares equal to the difference between 44,000 and the recalculated amount, adjusted as appropriate to reflect the number of tax shares withheld from the original deposit of shares.

3.Severance Payment. Although the Company has no obligation to do so, if you sign this Agreement, allow it to become effective, and comply with your obligations under this Agreement, then the Company will pay you, as severance, the equivalent of one (1) month of your base salary in effect as of the Separation Date ($22,916.67), subject to standard payroll deductions and withholdings. This amount will be paid in a lump sum within ten (10) days after the Effective Date (as defined in Section 12(c)).

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4.Health Insurance. The Company will continue your group health insurance benefits at the same level of coverage for you and your dependents (if applicable) in effect as of the Separation Date through February 14, 2017. The Company will notify you of the applicable insurance premiums for such period and shall deduct such premiums in accordance with its normal payroll procedures from either your final paycheck or the lump sum payable to you under Section 3 hereof.

5.Stock and Stock Options. Under the terms of your restricted stock and stock option award agreements and the applicable plan documents, vesting of your restricted stock awards and stock options will cease as of the Separation Date. However, as an additional benefit under this Agreement, if you sign this Agreement, allow it to become effective, and comply with your obligations under this Agreement, then the Company will accelerate the vesting of your restricted stock and stock option grants such that you will be deemed vested in those shares and options that would otherwise have vested had you remained employed through February 28, 2017 (which consists of 5,000 shares related to your 2015 LTIP grant, and 20,000 stock options) and such shares, less the applicable tax shares, and stock options shall be deposited into your E*TRADE account not later than the Separation Date. All rights and obligations with respect to your restricted stock grants will be as set forth in the governing agreements and plan documents.

6.Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested options. You expressly acknowledge and agree that you are not entitled to any severance benefits from the Company under the terms of your Executive Employment Agreement with the Company.

7.Return of Company Property. By the close of business on the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property which you have in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information by the close of business on the Separation Date.   If you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, within fifteen (15) business days after the Separation Date, you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems. Your timely compliance with this paragraph is a condition precedent to your receipt of the severance benefits provided under this Agreement.

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8.Proprietary Information Obligations. You acknowledge and reaffirm your continuing obligations to the Company under Section 9 of your Executive Employment Agreement. The Company acknowledges and agrees that it shall not be deemed to be a violation of your obligations under Section 9(d) (Non-Solicitation) if any current Company employee voluntarily chooses to leave the employ of the Company in order to take an advertised or posted position with the company with which you will be employed after the Separation Date.

9.Nondisparagement. You agree not to disparage the Company and its officers, directors, employees, shareholders, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation, and the Company agrees (through its officers and directors) not to disparage you in any manner likely to be harmful to your personal or business reputations; provided that both you and the Company shall respond accurately and fully to any question, inquiry or request for information when required by legal process. Nothing in this provision is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of federal law or regulation or under other applicable law or regulation.

10.No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

11.Your Release of Claims.

a.General Release. In exchange for the consideration under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act (“ADEA”) and the Illinois Human Rights Act.

b.Exclusions. Notwithstanding the foregoing, you are not releasing the Company hereby from any obligation to indemnify you pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers’ liability insurance. Also, excluded from this Agreement are any claims that cannot be waived by law.

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c.ADEA Release. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (a) your waiver and release does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (c) you have twenty- one (21) days to consider this Agreement (although you may choose voluntarily to sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to me); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it (the “Effective Date”).

12.Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the California Department of Fair Employment and Housing, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.

13.Company Release. The Company hereby generally and completely releases you from any and all claims, liabilities, and obligations of every kind and nature, both known or unknown, arising out of, or in any way related to, events, acts, conduct, or omissions that occurred prior to or on the date the Company signs this agreement; provided, however, that this release shall not extend to claims arising at any time from your contractual and statutory obligations to refrain from the unauthorized use or disclosure of proprietary or trade secret information belonging to the Company.

14.Representations. You hereby represent that you  have  been  paid  all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which you have not already filed a workers' compensation claim.

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15.Miscellaneous. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Illinois without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me. You have twenty-one (21) calendar days to decide whether you would like to accept this Agreement, and the Company‘'s offer contained herein will automatically expire if you do not sign and return it within this timeframe.

We wish you the best in your future endeavors.

Sincerely,

By:
David Mullen CFO

IHAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

Jason Wesbecher

01 I 22 I 2017

Date

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